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Exhibit 99.1

Specialty Laboratories Deemed Compliant by State of California

Ruling Marks Important Milestone Towards Resolution of Regulatory Matters

        Santa Monica, Calif. July 3, 2002—Specialty Laboratories, Inc. (NYSE:SP) (Specialty), a leading research-driven clinical reference laboratory, announced today that the California Department of Health Services (CDHS) has found Specialty to be in substantial compliance with California clinical laboratory law. The ruling is based on a recent onsite inspection as well as the review and acceptance of a plan of correction and other documents submitted by Specialty to CDHS.

        Specialty continues to actively pursue resolution of substantially similar compliance issues with the Centers for Medicare & Medicaid Services (CMS). CDHS has notified CMS of its findings.

        "Since California state requirements were the core of the enforcement measures taken by CMS and CDHS, we are optimistic that the compliance issues with CMS can be successfully resolved," commented Douglas S. Harrington, MD, chief executive officer of Specialty. "We are extremely pleased by this development."

        During the second quarter of 2002, Specialty incurred increased costs in laboratory operations, primarily from outsourced tests. In addition, revenue was impacted by a reduction in accession volumes and by not billing Medicare and Medicaid for services performed. As a result, Specialty expects to report a significant net loss for the quarter. Specialty also expects to incur one-time charges, estimated at $3.5 to $3.8 million, that are associated with the previously announced restructuring plan.

        "While the quarter posed significant challenges, we have the financial resources to weather these times with over $70 million in cash and investments," noted Dr. Harrington. "We look forward to deploying our financial and scientific resources to position the company for long-term growth."

About Specialty

        Specialty Laboratories, a leading research-driven clinical reference laboratory serving the hospital, laboratory and physician specialist community, offers a broad menu of specialized tests. Specialty complements its clinical testing services and national distribution channel with distinguished R&D capabilities. Through internal research programs and partnerships with discovery companies, Specialty focuses on the development of new and enhanced tests that provide excellent clinical value for reliable and cost-effective patient assessment. In addition, Specialty's commitment to innovative information technology applications and the electronic reporting of clinical data has made it a leader in serving the needs of hospitals and physician specialists. Specialty's Web address is www.specialtylabs.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

        This release contains forward-looking statements that involve risks and uncertainties, including, but not limited to, the outcome of compliance resolution discussions with CMS, the financial results for the second quarter, the financial ability to weather the recent challenges, and the ability to deploy financial and scientific resources to position the company for long-term growth. Important factors which could cause our actual results to differ materially from those expressed or implied in forward-looking statements are detailed under "Risk Factors" in filings with the Securities and Exchange Commission made from time to time by Specialty Laboratories, including our Registration Statement on Form S-1 declared effective on December 8, 2000 and our periodic filings on Forms 10-K, 10-Q and 8-K. Specialty undertakes no obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events.

Contact:
Greg Mann
Director, Corporate Communications
Specialty Laboratories
310-586-7261
gmann@specialtylabs.com

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  Exhibit 99.1
Specialty Laboratories Deemed Compliant by State of California Ruling Marks Important Milestone Towards Resolution of Regulatory Matters